Exhibit 10.1

Jaguar Health, Inc.
201 Mission Street, Suite 2375
San Francisco, CA 94105

October 25, 2017

VIA ELECTRONIC MAIL

Maxim Group LLC

405 Lexington Avenue, 2nd Floor

New York, New York 10174

Dear All:

Reference is hereby made to that certain Underwriting Agreement, dated September 29, 2017 (the “Underwriting Agreement”), by and between Jaguar Health, Inc. (the “Company”) and Maxim Group LLC, as representative of the several underwriters named in Schedule I thereto (the “Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

The parties have agreed to amend the covenant relating to subsequent equity sales and related defined terms set forth in the Underwriting Agreement (the “Amendment”). In addition, the Representative has agreed to provide its consent to the Company’s amendment, extension or other modification of certain existing transaction documents (the “Consent”). This letter agreement (“Letter Agreement”) shall serve as an amendment to the Underwriting Agreement and consent of the Representative, in each case pursuant to Section 7.4 of the Underwriting Agreement, and as written evidence of the mutual agreement between the parties to the Amendment and the Consent.

1.              Underwriting Agreement Amendments.  Accordingly, the Company and the Representative hereby agree that:

a.  Section 1.1 of the Underwriting Agreement is hereby amended to include the following provisions:

“Contacted Investors” means the investors contacted by Maxim Group LLC in connection with this Offering set forth in Appendix B hereto but for the avoidance of doubt whether or not listed on Appendix B, excluding the “Excluded Investors” (as defined below).

“CVP Notes” means the $2,155,000 aggregate principal amount of secured convertible promissory notes due August 2, 2018, issued pursuant to the Securities Purchase Agreement, dated June 29, 2017, by and between the Company and Chicago Venture Partners, L.P., as well as any accrued and unpaid interest, fees, charges, and late fees payable thereon at maturity.

“Excluded Investors” means Aspire Capital Fund, LLC, Chicago Venture Partners, L.P., Kingdon Capital Management, Kingdon Associates, M. Kingdon Offshore Master Fund L.P., Kingdon Family Partnership, L.P.,  Kingdon Credit Master Fund L.P., KCSA Strategic Communications,  and any of such entities’ respective affiliates.

“Excluded Transactions” means: (a) any financing of Common Stock and/or warrants to purchase shares of common stock (“Warrants”) and/or debt at or above twenty cents ($0.20) per share between the Company and any of the Excluded Investors, including but not limited to for the avoidance of doubt any “Consented Transactions” (as defined in Section 2 below) and (b) any financing of Common Stock and/or Warrants at or above twenty cents ($0.20) per share between the Company and investors introduced by a Middle Eastern broker dealer; provided, however, no Excluded Transaction will include any anti-dilution provisions.

“Kingdon Notes” means the $10,000,000 aggregate principal amount of convertible promissory notes, issued pursuant to the Amended and Restated Note Purchase Agreement, dated March 31, 2017, by and among Napo Pharmaceuticals, Inc., Kingdon Associates, M. Kingdon Offshore Master Fund L.P., Kingdon Family Partnership, L.P., and Kingdon Credit Master Fund L.P., as well as any accrued and unpaid interest, fees, charges, and late fees payable thereon at maturity.

b.  Section 4.19(a) of the Underwriting Agreement is hereby deleted in its entirety and replaced as follows:

“(a)         From September 29, 2017 until January 27, 2018, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents;  except (x) any issuance or any agreement to issue or any announcement of the issuance or proposed issuance of any shares of Common Stock or Warrants at or above twenty cents ($0.20) per share (adjusted appropriately for any stock splits, combinations, reclassifications and the like) or (y) any issuance or any agreement to issue or any announcement of the issuance or proposed issuance of any shares of  Common Stock or Common Stock Equivalents for non-direct cash or other consideration for financial commitments or arrangements and other services in only restricted stock, provided that the number of shares issued in any one-month period pursuant to this clause (y) shall be no more than 2.0% of the Company’s fully diluted shares outstanding as of October 24, 2017 (the “Non-Cash Shares”), regardless of the deemed price per share.  The Non-Cash Shares shall be issued subject to volume trading restrictions at no more than 5.0% of the daily trading volume.”

c. Section 4.19 of the Underwriting Agreement is hereby amended to add the following Section 4.19(d):

“(d)         Notwithstanding the foregoing, in connection with any financing by the Company or any Subsidiary conducted from September 29, 2017 until January 27, 2018 (the “120 Tail Period”), except in connection with the Excluded Transactions, Maxim Group LLC shall serve as the sole and exclusive financial advisor on such financing, and the

Company shall pay Maxim Group LLC a fee equal to seven percent (7%) of total gross proceeds received by the Company from investors contacted by Maxim Group LLC in connection with such financing; provided, however, that Maxim shall not contact any investors other than the Contacted Investors without the prior written consent of the Company. Other than any fees to be paid to Maxim Group LLC pursuant to this Section 4.19(d), no brokerage or finder’s fees or commissions are or will be payable by the Company, any Subsidiary or Affiliate of the Company to any other broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to any such financing during the 120 Tail Period except in connection with any Excluded Transaction.”

d. Section 4.20 of the Underwriting Agreement is hereby deleted in its entirety and replaced as follows:

“If on, or before October 3, 2018, the Company completes any financing of equity, equity-linked or debt or other capital raising activity of the Company (except (i) the exercise by any person or entity of any options, warrants or other convertible securities outstanding on the date hereof, or (ii) the Excluded Transactions) with any Contacted Investors, then the Company will pay Maxim Group LLC upon the closing of such financing seven percent (7%) of the total gross proceeds received by the Company from such investors in connection with such financing.”

2.              Consent.  Notwithstanding any provision set forth in the Underwriting Agreement or the Amendment, the Representative hereby consents to any amendment, extension or other modification to the CVP Notes, Kingdon Notes or related transaction documents; provided however, that no such amendment, extension or modification shall result in the issuance of shares of Common Stock or Common Stock Equivalents at a conversion price of less than $0.40 per share (adjusted appropriately for any stock splits, combinations, reclassifications and the like) (collectively, the “Consented Transactions”).

3.              Miscellaneous.

a.  Effectiveness.  From and after the date hereof, all references to the Underwriting Agreement shall mean the Underwriting Agreement as amended by this Letter Agreement.

b. Other Provisions Unaffected.  Except as modified by this Letter Agreement, the Underwriting Agreement is unchanged and shall continue in full force and effect in accordance with the provisions thereof.

c.  Amendments.  The provisions of this Letter Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, except by the written consent of all parties hereto.

[Signature page follows]

Very truly yours,

JAGUAR HEALTH, INC.

		By:	/s/ Lisa A. Conte
		Name:	Lisa A. Conte
		Title:	President & CEO

MAXIM GROUP LLC
As the Representative of the several
Underwriters listed on Schedule I to the Underwriting Agreement

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Executive Managing Director, Investment Banking

Signature Page to Letter Agreement